Exhibit 10.12

Regus

ONEStep Renewal – Revised Quote

    Work without boundaries

Date

October 30, 2008

     Company Name: China Clean & Renewable Energy Ltd.

Location: HONG KONG, Shui On Plaza, Wancha

Dear Allen:

It has been our pleasure to have you as a Regus Customer.  Since your renewal period is quickly approaching, we wanted to be proactive in reaching out to you with several options to extend your agreement.

Office Number	6 Months Option A
86	15,520.00

Total Monthly HKD	15,520.00

Comments:

Service package will be based on Service Guide 2008.

Please place and “X” in the shaded box below next to the Option you prefer.  If you have received this electronically you can simply email this form back indicating your preferred option, no signature is required.

Option A:  I agree

X

I do not wish to renew

Should you wish to renew your office(s) for the same term as your current agreement, it is not required that you take any action.  If we do not hear from you by 31-Oct-08, we will renew your agreement for the same length as your current agreement at the price displayed above.

Your renewal will commence on 01-Dec-08.  For your convenience, we have attached our complete terms.  Additional services that you may require can be selected at any time and are listed in our services pricing guide and your retainer will be increased to reflect twice your monthly fee.

Thank you for your continued support.  We very much value your business.

Regards,

Eva Lee

General Manager – Regus Shui On Centre

(852) 2824 8622 / eva.lee@regus.com

Authorized Signer

/s/Wong Leung-Tim

China Clean & Renewable Energy, Limited.

Signature

Customer Name

Vice-President

October 31, 2008

Title

Date